 EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

July 24, 2019

Board of Directors of BioLife4D Corporation:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A (or Form 1-K) of our reports dated April 25, 2019, with respect to the balance sheets of BioLife4D Corp. as of December 31, 2018 and 2017 and the related statements of operations, shareholders’ equity and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

July 24, 2019